Exhibit 15.2

March 16, 2009

Keddem Bioscience Ltd
Tel-Aviv, Israel

Gentlemen,

We hereby consent to the inclusion of our report of independent registered public accounting firm auditors dated March 13, 2008 relating to the financial statements of Keddem Bio-Science Ltd. as of December 31, 2007 and 2006 and for the years then ended in annual report, on Form 20-F of Compugen Ltd. for the year ended December 31, 2008.

This consent is not to approve any inclusion of Keddem Bio-Science Ltd. audited financial statements in Compugen Ltd. Form 20-F.

Sincerely,

Kesselman & Kesselman
Tel-Aviv, Israel